Exhibit 99.1

VERMILLION ANNOUNCES $21.8 MILLION PUBLIC OFFERING

Austin, TX — February 15, 2011 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company, announced today that it has agreed to sell 4,000,000 shares of its common stock in an underwritten public offering at a price of $5.45 per share. The Company expects that the net proceeds of the offering will be approximately $ 20,210,000 after deducting underwriting discounts and expected offering expenses. The Company intends to use the net proceeds from this offering to fund the expansion of the US Sales organization and the associated reimbursement activities, to pursue its expansion and capitalize upon the international opportunities, to accelerate the clinical trials of its diagnostic test for peripheral arterial disease and OVA2, to develop additional diagnostic tests, to pursue product diversification opportunities, and for other general corporate purposes. The offering is expected to close on or about February 18, 2011, subject to customary closing conditions.

Roth Capital Partners acted as the sole manager of the offering. The underwriter has been granted a 30-day option to purchase up to 500,000 additional shares from the Company and 100,000 shares from a selling stockholder to cover over-allotments, if any.

The offering is being made under the Company’s registration statement on Form S-1 (File No. 333-171797). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state or jurisdiction.

A prospectus relating to the offering has been filed with the Securities and Exchange Commission. A copy of the prospectus can be accessed directly from the Securities and Exchange Commission at www.sec.gov, or from Roth Capital, Attn: Equity Capital Markets, 24 Corporate Plaza, Newport Beach, CA 92660, Telephone: 800-678-9147, Fax: 949-720-7227, E-mail: rothecm@roth.com.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1™

OVA1™ is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), b 2-Microglobulin (b 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion, Inc. Additional information about OVA1™ can be found on the Web at www.ova-1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its future products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786